Exhibit 2

                            STOCK PURCHASE AGREEMENT


                     STOCK PURCHASE AGREEMENT, dated as of March 31, 2000 (this "Agreement"), by and between Leucadia National Corporation, a New York corporation ("Buyer"), and PNC Bank N.A. & A.P.K. Jr. Trustees Under the Will of Marian Kirby ("Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                     WHEREAS, Seller desires to sell 883,296 shares (the "Shares") of common stock, par value $.0001 per share, of Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), to Buyer, and Buyer desires to purchase the Shares;

                     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, provisions and agreements set forth herein, the parties hereto hereby agree as follows:

                     1. Purchase of the Shares. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver the Shares to Buyer and Buyer shall purchase and acquire the Shares from Seller for a cash purchase price of $15 per Share and an aggregate cash purchase price of $13,249,440 (the "Purchase Price"). Such transaction, referred to herein as the "Purchase," shall occur on April 4, 2000 (unless either the parties mutually agree that the Purchase shall occur on a different date or Allan P. Kirby, Jr. shall have been unable to provide to Fidelity the opinion of counsel referred to in clause (iii) of the last paragraph of the letter from Allan P. Kirby, Jr. to Fidelity dated January 7, 2000 (the "January 7 Letter"), in which case the date on which the Purchase shall occur shall be postponed until the date that Allan P. Kirby, Jr. has been able to provide such opinion of counsel to Fidelity). Seller has separately provided to Buyer the form of opinion of counsel to be provided to Fidelity on April 3, 2000.

                     2. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller with respect to the Purchase of the Shares as follows:

                  (a) Investment Experience. Buyer has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Fidelity. Buyer is capable of evaluating the merits and risks of Buyer's investment in Fidelity and has such business and financial experience as is required to give it the capacity to protect Buyer's own interests.

                  (b) Accredited Investor. Buyer is an "accredited investor" as that term is defined in Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.


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                  (c)      Investment. Buyer is acquiring the Shares only for
                           investment in Buyer's own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. Buyer understands that the sale of the Shares has not been registered under the Securities Act of 1933, as amended (the "Act"), by reason of a specific exemption from the registration provisions of the Act that depends upon, among other things, the bona fide nature of Buyer's investment intent and the accuracy of Buyer's representations as expressed herein.

                  (d) Authority; Non-Contravention. Buyer has the full right, power and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a breach of or default under any agreement to which Buyer is a party or by which Buyer's assets are bound.

                     3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer with respect to the Purchase of the Shares as follows:

                  (a) Ownership of the Shares. Seller is the beneficial owner of the Shares, and at the time of the Purchase the Shares shall be free and clear of any and all liens, pledges or other encumbrances.

                  (b) Authority; Non-Contravention. Assuming satisfaction of the requirements set forth in the January 7 Letter, (i) Seller has the full right, power and capacity to enter into this Agreement and to consummate the transactions contemplated hereby, and
                           (ii) the execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a breach of or default under any agreement to which Seller is a party or by which Seller's assets are bound.

                     4. Brokers. Each of Buyer and Seller represents to the other that no agent, broker, investment banker, person or firm acting on behalf of it or under its authority is or will be entitled to any broker's, finder's or investment banker's fee or any other commission or similar fee directly with the transaction contemplated hereby.

                     5. Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                     6. Assignment. This Agreement is not assignable by either party, except that Buyer shall have the right to assign this Agreement to any wholly-owned subsidiary of Buyer in which case (i) the representations in
Section 2 hereof shall be deemed to be made by Buyer for itself and any such assignee and (ii) Buyer shall continue to be obligated under this Agreement.

                     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements, understandings or representations between the parties hereto which are not set forth herein. This Agreement may be terminated by either party without liability


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to the other party in the event that the Purchase has not been completed on or prior to May 1, 2000. Each of Seller and Buyer agrees to use commercially reasonable efforts to cause the Purchase to occur on or prior to May 1, 2000.

                     8. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall be one and the same agreement.













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                     IN WITNESS WHEREOF, the parties hereto have duly executed
this Agreement or caused this Agreement to be duly executed as of the day and year first above written.


                                     LEUCADIA NATIONAL CORPORATION

                                     By: /s/ Thomas E. Mara
                                         --------------------------------------
                                         Name: Thomas E. Mara
                                         Title: EVP



                                     PNC BANK N.A. & A.P.K. JR.
                                     TRUSTEES UNDER THE WILL OF MARIAN KIRBY

                                     By: /s/ Allan P. Kirby, Jr.
                                         --------------------------------------
                                         Name: Allan P. Kirby, Jr.
                                         Title: Co-Trustee



                                     By: /s/ Walter Hemberger
                                         --------------------------------------
                                         Name: PNC Bank - Walter Hemberger
                                         Title: Co-Trustee



Solely for purposes of the last sentence of
Section 7 hereof Allan P. Kirby, Jr. agrees to be included within the definition of "Seller."

/s/ Allan P. Kirby
--------------------------------------
Allan P. Kirby, Jr.

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